Jeffrey Schwartz Appointed Interim CEO of Atrinsic

New York – Atrinsic (NASDAQ: ATRN), a leading digital advertising and entertainment network, announced today that Jeffrey Schwartz has been appointed to the position of Interim Chief Executive Officer.  Mr. Schwartz, who has been on the Atrinsic Board since 2008, will remain on the Company’s Board of Directors.1

The Company also announced that Burton Katz, the Company’s Chief Executive Officer prior to the appointment of Mr. Schwartz, has separated from the Company and has resigned his position on the Company’s Board of Directors.

Jeffrey Schwartz brings many years of digital media and public company experience to Atrinsic.  He was formally president and CEO of Autoweb and Autobytel, both Nasdaq listed companies, and is widely recognized as an innovator in digital media and performance marketing.  Mr. Schwartz also serves on the Board of Directors of Lateral Media and U.S. Auto Parts Network.  He holds a bachelors, masters, and doctorate from the University of Southern California.

Jerome Chazen, chairman of Atrinsic, noted “We are fortunate to have somebody of Jeffrey’s leadership and experience on the Board and for his commitment to making Atrinsic successful.  He has the full confidence of the Board as he embarks on his new duties.”  Jeffrey Schwartz noted, “Atrinsic has many important assets, including its human capital, and I look forward to working with all the stakeholders at the Company.”

The Company also announced today that Jonathan Katz, the Company’s Chief Marketing Officer, has resigned to pursue other opportunities.

About Atrinsic

Atrinsic, is one of the leading digital advertising and marketing services companies in the United States. Atrinsic is organized as a single segment with two principal offerings: (1) Transactional services - offering full service online marketing and distribution services which are targeted and measurable online campaigns and programs for marketing partners, corporate advertisers, or their agencies, generating qualified customer leads, online responses and activities, or increased brand recognition; and (2) Subscription services - offering our portfolio of subscription based content applications direct to users working with wireless carriers and other distributors.

1 Jeffrey Schwartz has no relation to Traffix, Inc.’s former CEO, also named Jeffrey Schwartz.

Atrinsic brings together the power of the Internet, the latest in mobile technology, and traditional marketing/advertising methodologies, creating a fully integrated multi platform vehicle for the advanced generation of qualified leads monetized by the sale and distribution of subscription content, brand-based distribution and pay-for-performance advertising. Atrinsic’s content is organized into four strategic content groups - digital music, casual games, interactive contests, and communities/lifestyles. The Atrinsic brands include GatorArcade, a premium online and mobile gaming site, Ringtone.com, a mobile music download service, and iMatchUp, one of the first integrated web-mobile dating services. Feature-rich Network advertising services include a mobile ad network, extensive search capabilities, email marketing, one of the largest and growing publisher networks, and proprietary subscription content. Services are provided on a variety of pricing models including cost per action, fixed fee, or commission based arrangements.

Contact

Atrinsic

Andrew Zaref, Chief Financial Officer

(212) 273-1141